Exhibit 11.1


                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                              12 Weeks Ended
                                                              --------------
                                                             March      March
                                                            19, 2005   20, 2004
                                                            -------    --------
Number of shares on which basic earnings per share is based:

  Average outstanding during period................             248        260
  Add - Incremental shares under stock
    compensation plans.............................               6          9
                                                               ----       ----

Number of shares on which diluted
  earnings per share is based......................             254        269

Net earnings applicable to common
   shareholders ...................................           $  39      $  50

Net earnings on which diluted earnings
   per share is based .............................           $  39      $  50

Basic earnings per share...........................           $0.16      $0.19

Diluted earnings per share.........................           $0.15      $0.19